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                                                                   Exhibit 12(b)


M&T BANK CORPORATION
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
($'S IN THOUSANDS)

                                                        NINE MONTHS
                                                           ENDED                             YEAR ENDED DECEMBER 31,
                                                     SEPTEMBER 30, 2004         2003       2002       2001        2000       1999
                                                     ------------------         ----       ----       ----        ----       ----
EXCLUDING INTEREST ON DEPOSITS:
-------------------------------
Fixed Charges:
     Interest Expense (excluding interest on deposits)   $    190,339          247,316    237,872    335,391     318,304    212,758
     Interest Factor Within Rent Expense(a)                    14,882           17,170     10,401     10,553       9,283      8,056
     Preferred Stock Dividends                                      -                -          -          -           -          -
                                                            ----------  -----------------------------------------------------------
         Total Fixed Charges                                  205,221          264,486    248,273    345,944     327,587    220,814
                                                            ==========  ===========================================================
Earnings:
     Income Before Income Taxes                               776,694          850,670    675,905    551,639     422,303    400,592
     Fixed Charges - Excluding Preferred Stock
      Dividends                                               205,221          264,486    248,273    345,944     327,587    220,814
                                                            ----------  -----------------------------------------------------------
         Total Earnings                                  $    981,915        1,115,156    924,178    897,583     749,890    621,406
                                                            ==========  ===========================================================
Ratio of Earnings to Fixed Charges, Excluding
     Interest on Deposits                                x       4.78             4.22       3.72       2.59        2.29       2.81
                                                            ==========  ===========================================================
INCLUDING INTEREST ON DEPOSITS:
-------------------------------
Fixed Charges:
     Interest Expense                                    $    397,405          527,810    594,514    943,597     918,597    719,234
     Interest Factor Within Rent Expense(a)                    14,882           17,170     10,401     10,553       9,283      8,056
     Preferred Stock Dividends                                      -                -          -          -           -          -
                                                            ----------  -----------------------------------------------------------
         Total Fixed Charges                                  412,287          544,980    604,915    954,150     927,880    727,290
                                                            ==========  ===========================================================
Earnings:
     Income Before Income Taxes                               776,694          850,670    675,905    551,639     422,303    400,592
     Fixed Charges - Excluding Preferred Stock
      Dividends                                               412,287          544,980    604,915    954,150     927,880    727,290
                                                            ----------  -----------------------------------------------------------
         Total Earnings                                  $  1,188,981        1,395,650  1,280,820  1,505,789   1,350,183  1,127,882
                                                            ==========  ===========================================================
Ratio of Earnings to Fixed Charges, Including
     Interest on Deposits                                x       2.88             2.56       2.12       1.58        1.46       1.55
                                                            ==========  ===========================================================

(a) The portion of rents shown as representative of the interest factor is one-third of total net operating lease expenses.

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        Effective January 1, 2003, M&T began recognizing expense for stock-based compensation using the fair value based method of accounting described in Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended. M&T has chosen the retroactive restatement method described in SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," which amended SFAS No.
123. As a result, financial information for all prior periods presented above have been restated to reflect the salaries and employee benefits expense that would have been recognized had the recognition provisions of SFAS No. 123 been applied to all awards granted to employees after January 1, 1995.